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                                                                    Exhibit 99.1

                        ADGI SPECIAL SHAREHOLDERS MEETING

MIAMI, FL July 25, 2002 American Diversified Group, Inc. (OTCBB:ADGI), a leading provider of international IP based telecommunications, at a Special Meeting of its shareholders in Conover, North Carolina yesterday, announced several important changes approved by its shareholders, including the exchange offer by GlobeTel Communications Corporation, a wholly-owned Delaware subsidiary of ADGI and increased share authorization for both common and preferred shares. Of the 22,000 ADGI shareholders that were mailed the proxy statement, 95% of the votes received were in favor of all three proposals.

There will be a share for share exchange for all ADGI shareholders and stockbrokers will receive instructions for exchanging share certificates. GlobeTel's stock transfer agent is American Stock Transfer & Trust Company. There will also be a new trading symbol and a new cusip number.

The new entity, GlobeTel Communications, has its corporate offices in Miami, Florida and will carry on business now conducted by ADGI. The ADGI management and Board will maintain the same positions at GlobeTel as they held at ADGI.

Speaking at the special meeting, Dr. Jerrold R. Hinton, President of GlobeTel, said: "Today is a banner day for our stockholders. The exchange approved today with the increase in authorized shares means that our company is now prepared to take the next series of steps in the roll-out of its global IP network and foundation for the Super Hub, and allow for future expansion of the company."

Mr. Timothy M. Huff, CEO, of GlobeTel gave a brief overall summary of some the Company's activities and plans which could be discussed at this time, including some new opportunities developing in Malaysia, and entertained questions from shareholders. Asked whether GlobeTel has any current expansion plans, Mr. Huff said several avenues are being actively explored including some possible acquisitions and he hopes to be able to announce details for this future growth shortly. The company is planning to schedule a series of presentations in several cities, to which the public and shareholders will be invited.

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Placement Act of 1995. The words "forecast", "project", "intend", "expect", "should", "would", and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements. The above are more fully discussed in the Company's SEC filings.

CONTACT:    Jerrold R. Hinton, Ph.D.,President
            444 Brickell Avenue, Suite 522
            Miami, FL  33131
            adgi@abts.net